Exhibit 99.1

NexImmune and Zephyr AI Announce a Strategic Partnership in Oncology for Target Discovery and Validation

GAITHERSBURG, MD – March 17, 2022 – NexImmune, Inc. (Nasdaq: NEXI) and Zephyr AI (Zephyr) today announced a strategic partnership focusing on the discovery and validation of novel targets for new T-cell-mediated therapies in oncology. Combining Zephyr’s proprietary artificial intelligence (AI) and algorithmic technology with NexImmune’s Artificial Immune Modulation (AIM) nanoparticle technology, the collaboration will seek to identify and validate optimal antigens and antigen cocktails for the development of potential new therapeutics in solid and hematological cancers.

Under the terms of the agreement, Zephyr will employ its proprietary AI and machine learning technology to identify targets suitable for activating T-cell-mediated anti-tumor responses. Specifically, Zephyr will evaluate a range of molecular and genetic data through in silico target discovery to uncover known, high potential tumor-associated antigens and neoantigens that map to specific subtypes of cancer. NexImmune will screen and validate these targets using its proprietary AIM platform. The collaboration will focus on selecting multiple cognate peptides derived from known tumor-associated antigens and neoantigens to rapidly develop new product candidates for clinical trials in patients with cancer in need of lifesaving treatments.

“Artificial intelligence is transforming the way the biopharmaceutical industry is approaching target discovery and drug development with the potential to accelerate antigen-specific immunotherapies into the clinic,” said Kristi Jones, CEO of NexImmune. “The partnership with Zephyr helps us build a library of novel targets, which can lead to new and more effective cancer therapeutics. We believe that Zephyr’s technology is key to helping us identify disease-specific, shared antigens and neoantigens as targets— which can be combined and delivered using the AIM platform— in addition, it may also increase our knowledge of how cancers evolve with the potential to address immune escape mechanisms.”

“NexImmune’s AIM platform has shown itself to be a powerful and novel technology for the activation of cancer-fighting T-cells, and complements Zephyr’s ability to identify optimal targets for the immune system across a range of cancer types. Our partnership with NexImmune will deepen our understanding of the nuances in oncological diseases and immune therapeutic behavior and, most exciting, will be our first opportunity to externally demonstrate the power of Zephyr’s target discovery platform,” said David L. Morgan, CEO of Zephyr AI. “Our combined goal is to accelerate drug discovery by identifying antigens to generate targeted, potent, and durable immune responses for patients with cancer, while reducing time and cost in the discovery and clinical process. We believe this collaboration will lead to breakthrough learnings about how cancers develop and progress, and ultimately lead to improved patient outcomes.”

About NexImmune

NexImmune is a clinical-stage biotechnology company developing a novel approach to immunotherapy designed to employ the body’s own T cells to generate a specific, potent, and durable immune response. The backbone of NexImmune’s approach is a proprietary Artificial Immune Modulation (AIM™) nanoparticle technology platform. The AIM technology enables NexImmune to construct nanoparticles that function as synthetic dendritic cells capable of directing a specific T cell-mediated immune response. AIM constructed nanoparticles employ natural biology to engage, activate and expand endogenous T cells in ways that combine anti-tumor attributes of antigen-specific precision, potency and long-term persistence with reduced potential for off-target toxicities.

NexImmune’s two lead programs, NEXI-001 and NEXI-002, are in Phase 1/2 clinical trials for the treatment of relapsed AML after allogeneic stem cell transplantation and multiple myeloma refractory to at least three prior lines of therapy, respectively. NexImmune is also developing new AIM nanoparticle constructs and modalities for potential clinical evaluation in oncology and in disease areas outside of oncology, including autoimmune disorders and infectious disease.

For more information, visit www.neximmune.com.

About Zephyr AI

Zephyr AI is a high-growth healthcare technology company committed to radically reshaping traditional approaches to drug discovery and precision medicine. Through partnerships and proprietary data, Zephyr AI is curating the world’s most comprehensive healthcare dataset and marrying it with cutting-edge artificial intelligence algorithms to generate novel, translatable insights to build tools and products that support both patients and providers and fuel ongoing research. At Zephyr AI, our mission-focused team of world-class software engineers and biologists leverage big data and cutting-edge technology to derive transformational insights and build enduring partnerships that will revolutionize the treatment of cancer, diabetes, and other diseases.

For more information, visit www.zephyrai.com.

Forward Looking Statements

This press release may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the beliefs and assumptions and on information currently available to management of NexImmune, Inc. (the “Company”). All statements other than statements of historical fact contained in this press release are forward-looking statements, including statements concerning the goals of our collaboration with Zephyr and the ability of Zephyr’s technology to aid in the potential development of new product candidates; our planned and ongoing clinical studies for the Company’s product candidates, including NEXI-001 and NEXI-002; the initiation, enrollment, timing, progress, release of data from and results of those planned and ongoing clinical studies; and the utility of prior preclinical and clinical data in determining future clinical results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (“SEC”) on March 9, 2022, and subsequent reports that we file with the SEC. Forward-looking statements represent the Company’s beliefs and assumptions only as of the date of this press release. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, the Company assumes no obligation to publicly update any forward-looking statements for any reason after the date of this press release to conform any of the forward-looking statements to actual results or to changes in its expectations.

Contacts:

NexImmune:
Chad Rubin, SVP Corporate Affairs
NexImmune, Inc.
646.319.3261
crubin@neximmune.com

Zephyr AI:
Katie Griff, Head of Marketing	Tali Mackay
Zephyr AI	Rubenstein
347.216.0035	323.719.8391
katie@zephyrai.bio	tmackay@rubenstein.com